Exhibit 4.9

CERTIFICATE OF MERGER

OF

REM 1 ACQUISITION, INC.

WITH AND INTO

ARTARA SUBSIDIARY, INC.

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), ArTara Subsidiary, Inc., a Delaware corporation, does hereby certify the following information in connection with the merger of REM 1 Acquisition, Inc., a Delaware corporation, with and into ArTara Subsidiary, Inc. (the “Merger”):

FIRST:  The name and state of incorporation of each of the constituent corporations in the Merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation

ArTara Subsidiary, Inc.	Delaware

REM 1 Acquisition, Inc.	Delaware

SECOND:  The Agreement and Plan of Merger and Reorganization, dated as of September 23, 2019, by and among Proteon Therapeutics, Inc., REM 1 Acquisition, Inc. and ArTara Subsidiary, Inc. (as amended on November 19, 2019, and as may be further amended, modified, and supplemented from time to time, the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations pursuant to and in accordance with the requirements of Section 251(c) of the DGCL (and, with respect to REM 1 Acquisition, Inc., by the written consent of its sole stockholder in accordance with Section 228 of the DGCL).

THIRD:  The name of the surviving corporation in the Merger is ARTARA SUBSIDIARY, INC. (the “Surviving Corporation”).

FOURTH:  The certificate of incorporation of ArTara Subsidiary, Inc. as in effect immediately prior to the Merger shall be amended and restated in its entirety at the effective time of the Merger as set forth in ANNEX A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

FIFTH:  The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, the address of which is 1 Little West 12th Street, New York, NY 10014.

SIXTH:  A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

SEVENTH:  The Merger shall become effective upon the filing of this Certificate of Merger.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Merger on the ninth day of January, 2020.

ARTARA SUBSIDIARY, INC.

By:	/s/ Jesse Shefferman
Name:	Jesse Shefferman
Title:	Chief Executive Officer

[Signature Page to Delaware Certificate of Merger]

ANNEX A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ARTARA SUBSIDIARY, INC.

FIRST:  The name of the corporation is:

ARTARA SUBSIDIARY, INC.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, 19808 County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

THIRD:  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The total number of shares of common stock which the corporation shall have authority to issue is One Hundred (100), and the par value of such share is $0.0001.

FIFTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation and for defining and regulating the powers of the corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the corporation by statute:

(a)                                 The election of directors need not be by written ballot.

(b)                                 The board of directors shall have the power and authority:

(1)                                 to adopt, amend or repeal by-laws of the corporation, subject only to such limitation, if any, as may be from time to time imposed by law or by the by-laws;

(2)                                 to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgages, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the corporation, including after-acquired property, and to exercise all of the powers of the corporation in connection therewith; and

(3)                                 subject to any provision of the by-laws of the corporation, to determine whether, to what extent, at what times and places and under what conditions and regulations the accounts, books and papers of the corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or paper of the corporation except as conferred by statute or authorized by the by-laws of the corporation or by the board of directors.

SIXTH:

(a)                                 Limitation of Liability.  To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended (“Delaware Law”), a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b)                                 Indemnification.  This corporation shall indemnify to the fullest extent permitted by Delaware Law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer, or employee of this corporation, or any predecessor of this corporation, or serves or served at any other enterprises as a director, officer, or employee at the request of this corporation or any predecessor to this corporation.

(c)                                  Amendments.  Neither any amendment nor repeal of this Article SIXTH, nor the adoption of any provision of this corporation’s Certificate of Incorporation inconsistent with this Article SIXTH shall eliminate or reduce the effect of this Article SIXTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article SIXTH, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

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